EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

NAME	STATE OR COUNTRY OF INCORPORATION

Aaron Investment Company Aaron Rents Canada, ULC	Delaware Canada
Aaron Rents, Inc. Puerto Rico	Commonwealth of Puerto Rico